Exhibit 10.4

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AGREEMENT, made and entered into this 20th day of June, 2016 (hereinafter the “Effective Date”), by Seneca Federal Savings and Loan Association, (hereinafter referred to as the “Bank”), a bank organized and existing under the laws of New York, and Vincent Fazio (hereinafter referred to as the “Executive”).

WHEREAS, the Executive has performed his duties as EVP and CFO of the Bank in an efficient and capable manner; and

WHEREAS, the Bank is desirous of retaining the services of the Executive and rewarding him for his performance and his career with the Bank; and

WHEREAS, to retain the services of the Executive and to reward him for his performance and career with the Bank, the Board of Directors (“Board”) has agreed to provide the Executive with a supplemental retirement benefit as described in this Agreement.

NOW, THEREFORE, for the value received and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.         Normal Retirement Benefit

Upon the Executive’s retirement or other Separation from Service (as defined in Section 12.e. below) on or after attaining age 67 (hereafter “Normal Retirement Age”), the Bank shall pay the Executive a supplemental annual pension equal to $15,000, payable in equal monthly installments, commencing with the first month after such retirement or Separation from Service, and continuing for a period of fifteen (15) years (the “Normal Retirement Benefit”).

2.         Early Retirement Benefit

If the Executive voluntarily terminates employment or has an Involuntary Termination (as defined below) on or after attaining age 61 (the “Early Retirement Age”) but prior to attaining the Normal Retirement Age and other than as a result of death or Disability (which is addressed in Section 3 hereof) or in connection with a Change in Control (which is addressed in Section 7 hereof), then the Bank will pay the Executive an annual pension in an amount as indicated on the schedule immediately below, payable in equal monthly installments (the “Early Retirement Benefit”), commencing with the first month after such early retirement or Separation from Service, and continuing for a period of fifteen (15) years.

Early Retirement Age	Early Retirement Benefit
61	5,250
62	6,750
63	8,250

Early Retirement Age	Early Retirement Benefit
64	9,750
65	11,250
66	12,750

Termination for Cause shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Employer, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order. Termination for Cause shall occur after written notice given to the Executive pursuant to two-thirds vote of all of the non-employee members of the Board, that Executive is being terminated for Cause and setting forth the details thereof. Upon termination for Cause, the Executive shall forfeit any benefit to which he may otherwise be entitled hereunder.

Involuntary Termination shall mean the Executive’s involuntary termination by the Bank without Cause or voluntary termination for “Good Reason.” The Executive will have Good Reason to terminate if the following occurs without the Executive’s consent:

(i)	a material change in Executives function, duties or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position held and attributes of such position in effect as of the date of this Agreement or any successor executive position;

(ii)	a relocation of Executive’s principal place of employment by more than thirty (30) miles from its location at the effective date of this Agreement; or

(iii)	a material reduction in Executive’s base compensation.

Within ninety (90) days of the initial occurrence of any Good Reason event described above, Executive must provide written notice to the Bank of the existence of such condition. The Bank shall have at least thirty (30) days to remedy such event; provided, however, that the Bank may waive such opportunity to cure and commence payment hereunder. If the Bank remedies the event within the thirty (30)-day cure period, then no Good Reason shall be deemed to exist with respect to such event. If the Bank does not remedy the event within such thirty (30)-day cure period, then the Executive may voluntarily resign for Good Reason at any time within sixty (60) days following the expiration of such cure period. Notwithstanding the preceding, in the event of a continuing breach by the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of such Good Reason event.

In the event of the Executive’s Involuntary Termination prior to Executive’s attainment of Early Retirement Age, Executive will be entitled to his Accrued Benefit. For purposes of this Agreement, Executive’s “Accrued Benefit” shall mean the amounts accrued under the Agreement for financial statement purposes in accordance with generally accepted accounting principles (GAAP). Executive’s Accrued Benefit shall be paid in a cash lump sum within sixty (60) days following Executive’s Separation from Service.

If Executive voluntarily terminates his employment (other than for Good Reason) prior to Early Retirement Age, Executive shall be entitled to no benefit hereunder.

3.        Death or Disability

a.          Upon the death of the Executive while still actively employed, a death benefit shall be paid to the Executive’s beneficiary. If the Executive’s death occurs prior to Early Retirement Age, Executive’s beneficiary shall be entitled to Executive’s Accrued Benefit under the Agreement. If Executive has attained Early Retirement Age but has not attained Normal Retirement Age, Executive’s beneficiary shall be entitled to the Early Retirement Benefit under Section 2 above, as if Executive had terminated employment on the day prior to his death. If Executive has attained Normal Retirement Age, his beneficiary shall be entitled to the Normal Retirement Benefit under Section 1 above. The Normal Retirement Benefit, the Early Retirement Benefit or Accrued Benefit, as applicable, shall be payable in equal monthly installments for a period of fifteen (15) years, commencing within sixty (60) days following the Executive’s death.

b.          Upon the death of the Executive while receiving any supplemental pension benefit payments as provided in this Agreement, the Executive’s designated beneficiary shall continue to receive the remaining equal monthly payments which would have been due the Executive payable at the time and in the same manner as if paid to Executive.

c.          If the Executive incurs a Disability, the Executive will be eligible for a benefit payable pursuant to this Section 3.c. If the Executive’s Disability occurs prior to the Early Retirement Age, Executive shall be entitled to the Accrued Benefit under the Agreement. If Executive has attained Early Retirement Age but has not attained Normal Retirement Age, Executive shall be entitled to the Early Retirement Benefit under Section 2 above. If Executive has attained Normal Retirement Age, the Executive shall be entitled to the Normal Retirement Benefit under Section 1 above. The Normal Retirement Benefit, the Early Retirement Benefit or Accrued Benefit, as applicable, shall be payable in equal monthly installments for a period of fifteen (15) years, commencing within sixty (60) days following the Executive’s Disability.

For these purposes, Disability means that the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank, or (iii) determined to be totally disabled by the Social Security Administration.

d.          The Executive shall designate a beneficiary to whom his benefits would be paid under this Agreement in the event of death. If the Executive shall have failed to make an effective designation of beneficiary in writing, or if the individual or individuals so designated shall die prior to receiving all payments required to be made to them hereunder and there is no designated alternate beneficiary, then in such event the remaining payments shall be made first to the Executive’s surviving spouse, second to the Executive’s surviving children, equally per stirpes if there is no surviving spouse, and finally to the estate of the Executive if there are neither a surviving spouse nor surviving children. The Executive shall have the right at all times to revoke or change his beneficiary designation by completing a new designation in writing.

4.         Assignment

Except as otherwise provided herein, it is understood that neither the Executive, nor any person designated by him pursuant to this Agreement, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive payments to be made hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable. If such assignment or transfer is attempted, the Bank may disregard it and continue to discharge its obligations hereunder as though such assignment or transfer were not attempted.

5.         Independent Arrangement

The benefits payable under this Agreement shall be independent of, and in addition to, any other agreement which may exist from time to time between the parties hereto, or any other compensation payable by the Bank to the Executive. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provisions hereof restrict the right of the Bank to discharge the Executive or restrict the right of the Executive to terminate his employment.

6.         Non-Trust or Fiduciary Obligation

The rights of the Executive under this Agreement (including the right to payment from the Bank) and of any beneficiary of the Executive or of any other person who may acquire such rights shall be solely those of an unsecured creditor of the Bank. The Bank’s obligation to pay the supplemental pension provided for under this Agreement is an unfunded promise by the Bank.

The Bank may, but need not, set aside or invest funds, to meet its liability under this Agreement. Title to and beneficiary ownership of any assets, whether cash, investments, life insurance, or otherwise, which the Bank may purchase or designate to pay the benefits described hereunder shall at all times remain in the Bank, and the Executive shall have no property interest whatsoever in any of these assets or any other assets of the Bank.

Any insurance policy on the life of the Executive or any other asset acquired by the Bank in connection with the obligations assumed by it hereunder shall not be deemed to be held under any trust for the benefit of the Executive or his beneficiaries or to be security for the performance of the obligations of the Bank, but shall be, and remain, a general, unpledged, unrestricted asset of the Bank. If the Bank purchases a life insurance or annuity policy on the life of the Executive, the Executive agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests which may be necessary. If the Executive is asked to submit information to an insurance company and if the Executive makes a material misrepresentation in an application for any insurance that may be used by the Corporation to insure any or all of its obligations under this Agreement, and if as a result of that material misrepresentation the insurance company is not required to pay all or any part of the benefits provided under that insurance, the Executive shall forfeit all rights and benefits payable under this Agreement.

Nothing contained in the Agreement and no action taken pursuant to the provisions of the Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Executive or his beneficiaries. Any funds which may be invested under this Agreement shall continue for all purposes to be a part of the general funds of the Bank, and no person, other than the Bank, shall, by virtue of the provisions of this Agreement, have any interest in such funds.

7.        Change of Control

a.          In the event of the Executive’s Separation from Service (for any reason other than for Cause) within two years after a “Change in Control” of the Bank, Executive shall be entitled to the Normal Retirement Benefit, which shall be payable in equal monthly installments, commencing on the first month following such Separation from Service, and continuing for a period of fifteen (15) years.

b.          As used herein, the term “Change of Control” shall mean: (1) a change in ownership of the Bank under paragraph (i) below, or (2) a change in effective control of the Bank under paragraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of the Bank under paragraph (iii) below.

(i)          Change in the ownership of the Bank. A change in the ownership of the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; or

(ii)         Change in the effective control of the Bank. A change in the effective control of the Bank shall occur on the date that either (1) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing 30% or more of the total voting power of the stock of the Bank; or (2) a majority of members of Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that this sub-section (2) is inapplicable where a majority shareholder of the Bank is another corporation; or

(iii)        Change in the ownership of a substantial portion of the Bank’s assets. A change in the ownership of a substantial portion of the Bank’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (iii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(iv)       For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent modified herein. Notwithstanding anything herein to the contrary, the Bank’s reorganization and conversion as a stock bank subsidiary of a mutual holding company or stock holding company and concurrent stock offering, if any, shall not be considered a Change in Control. However, in such event, the items above under sub-sections (i) through (iii) shall also apply to a Change in Control of the mutual or stock holding company.

8.         Administration of Agreement

This Agreement is administered and operated by the Board of Directors of the Bank or any committee appointed by the Board of Directors (the “Committee”), which has the exclusive discretionary authority and power to determine eligibility for benefits and to construe the terms and provisions of the Agreement, to determine questions of fact and law arising under the Agreement, to direct disbursements pursuant to the Agreement and to exercise all other powers specified herein or which may be implied from the provisions hereof. The Committee may adopt such rules for the administration of the Agreement as it may deem appropriate. All interpretations and determinations of the Committee shall be final and binding upon all parties and persons affected thereby.

The Executive claiming a benefit, requesting an interpretation or ruling under the Agreement, or requesting information under the Agreement shall present the request in writing to the Committee, which shall respond in writing within 30 days.

If the claim or request is denied, the written notice of denial shall state:

(a)         The reasons for denial, with specific reference to the Agreement provisions on which the denial is based.

(b)        A description of any additional material or information required and an explanation of why it is necessary.

(c)        An explanation of the Agreement’s claim review procedure.

If the Executive’ claim or request is denied or who has not received a response within 30 days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the Executive a hearing. On review, the Executive may have representation, examine pertinent documents, and submit issues and comments in writing.

The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the Executive shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Agreement provisions.

9.         Arbitration

a.           If the Executive continues to dispute the benefit denial, the dispute shall be settled by arbitration in accordance with rules of the American Arbitration Association, and judgment upon the award rendered by an arbitrator may be entered in any court having jurisdiction thereof. The arbitrators in any such controversy shall have no authority or power to modify or alter any express condition or provision of this Agreement or to render an award which has the effect of altering or modifying any express condition or provision hereof.

b.           The parties hereby submit themselves and consent to the jurisdiction of the courts of the State of New York and further consent that any process or notice of motion, or other application of the court, or any judge thereof, may be served outside the State of New York by certified mail or by personal service provided that a reasonable time for appearance is allowed.

10.      Taxes

a.           The Bank shall have the right to deduct from all amounts to be paid by the Bank to the Executive under the Agreement any taxes required by law to be withheld.

b.           The Executive should consult his own legal and tax advisors concerning personal tax consequences of being eligible for, and receiving benefit payments under, the Agreement.

c.           This Agreement shall permit the acceleration of the time or schedule of a payment to pay employment-related taxes as permitted under Treasury regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

11.      Plan Amendment or Termination

a.           Plan Amendment.         This Agreement may be amended from time to time in the sole discretion of the Bank, but no such amendment shall reduce the accrued benefit of the Executive as of the date of the amendment. In addition, no amendment shall be effective which shall violate Code Section 409A or cause the Executive to incur an excise tax thereunder.

b.           Partial Termination. The Board may partially terminate the Agreement by freezing future accruals if, in its judgment, the tax, accounting, or other effects of the continuance of the Agreement, or potential payments thereunder, would not be in the best interests of the Bank. In such circumstance, the Executive’s benefit earned hereunder (i.e., his Accrued Benefit, Early Retirement Benefit or Normal Retirement Benefit, as applicable) as of the date of such partial termination shall be payable at the time and in the manner as set forth above in this Agreement.

c.          Complete Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan (comprised of this Agreement and other substantially similar agreements, as the term “Plan” is defined for purposes of Code Section 409A), the Plan shall cease to operate and the Bank shall pay to the Executive the benefit set forth in item (i), (ii) or (iii) below, as applicable. Such complete termination of the Agreement shall occur only under the following circumstances and conditions:

(i)          The Bank may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Executive’s gross income in the latest of (A) the calendar year in which the Plan terminates; (B) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (C) the first calendar year in which the payment is administratively practicable. In such case, Executive shall be entitled to either his Accrued Benefit (if termination occurs prior to Early Retirement Age), his Early Retirement Benefit (if complete termination occurs on or after Early Retirement Age but before Normal Retirement Age) or his Normal Retirement Benefit (if complete termination occurs after Normal Retirement Age).

(ii)         The Bank may terminate the Plan by irrevocable action within the 30 days preceding or 12 months following a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Executive and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements. Any such termination will comply with the requirements of Code Section 409A. In the event such complete termination occurs, Executive shall be entitled to the actuarial equivalent of the benefit payable under Section 7(a) hereof, payable in the time frame set forth in this Section 11.c.(ii).

(iii)        The Bank may terminate the Plan provided that (A) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank or Company, (B) all arrangements sponsored by the Bank that would be aggregated with this Agreement under Treasury Regulations Section 1.409A-1(c) if the Executive covered by this Agreement was also covered by any of those other arrangements are also terminated; (C) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (D) all payments are made within 24 months of the termination of the arrangements; and (E) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-l(c) if the Executive participated in both arrangements, at any time within three years following the date of termination of the arrangement. In the case of a termination under this Section 11.c.(iii) prior to Executive’s attainment of Early Retirement Age, the

Executive shall be entitled to his Accrued Benefit. If termination occurs after Early Retirement Age, Executive shall be entitled to the actuarial equivalent of his Early Retirement Benefit or Normal Retirement Benefit, as applicable (depending on Executive’s age at the time of complete termination), payable in accordance with this Section 11.c.(iii).

12.      Miscellaneous Provisions

a.          This Agreement shall be binding upon and inure to the benefit of any successor of the Bank and any such successor shall be deemed substituted for the Bank under the terms of this Agreement.

b.          This instrument contains the entire Agreement of the parties. The Bank shall have the power to suspend or terminate this Agreement in whole or in part at any time, and from time to time to extend, modify, amend, revise or terminate this Agreement in such respects as the Bank may deem advisable; provided that no such extension, modification, amendment, revision or termination shall deprive the Executive or any beneficiary designated by the Executive of the vested portion of any benefit under this Agreement.

c.          This Agreement shall be governed and construed in accordance with the law of the State of New York.

d.          Notwithstanding anything in this Agreement to the contrary, if Executive is a Specified Employee (as defined in Section 409A of the Internal Revenue Code (“Code”)) of a publicly traded company at the time of retirement or other Separation from Service (other than due to death or Disability) and is entitled to a benefit under Section 1, 2 or 7 of this Agreement, then solely to the extent necessary to avoid penalties under Code Section 409A, the first payment shall commence on the first day of the seventh month following Executive’s such retirement or Separation from Service. In such case the first payment shall include all payments withheld until the first day of the seventh month. All remaining payments shall be made as previously scheduled.

e.           Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated unless and until the Executive has a Separation from Service, as defined in this Section 12.e. As such, “Separation from Service” means the Executive’s death, retirement or other Separation from Service with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Executive’s right to reemployment is provided by law or contract. If the leave exceeds six months and the Executive’s right to reemployment is not provided by law or by contract, then the Executive shall have a Separation from Service on the first date immediately following such six-month period. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to an amount less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Executive performed services for the Bank).

The determination of whether the Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

f.           Acceleration of Payments. Except as specifically permitted herein or in other sections of this Agreement, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between the Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

g.          12 U.S.C. § 1828(k). Any payments made to the Executive pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments or any other rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, the Bank by it duly authorized officer, on the day and year first above written.

EXECUTIVE

/s/ Vincent Fazio
Vincent Fazio

SENECA FEDERAL SAVINGS AND LOAN ASSOCIATION

/s/ Joseph Vitale
Bank Signature